Sub-Item 77D: Policies with respect to security investments

Certain funds have revised their investment strategies to the strategies as set forth below:

The Hartford Advisers Fund

PRINCIPAL INVESTMENT STRATEGY: The Fund seeks its goal by allocating its assets among equity securities, debt securities, and money market instruments.  The Fund will normally invest in a portfolio of between 50% and 70% equity securities, with the balance of its assets invested in debt securities and cash instruments.  The Fund will not normally hold more than 10% in cash or cash equivalents.  The Fund may invest in stocks with a broad range of market capitalizations, but tends to focus on large capitalization companies with market capitalizations similar to those of companies in the S&P 500 Index.  The sub-adviser, Wellington Management Company, LLP (“Wellington Management”), uses fundamental analysis to evaluate a security for purchase or sale by the Fund.  The debt securities (other than money market instruments) in which the Fund invests include U.S. Government securities, including its agencies and instrumentalities, and other debt securities rated investment grade, including corporate bonds, commercial and residential mortgage-backed securities, asset-backed securities, and municipal bonds, or if unrated, securities deemed by Wellington Management to be of comparable quality.  The Fund is not restricted to any specific maturity term.  The Fund may invest up to 20% of its total assets in securities of foreign issuers and non-dollar securities.  The fixed income portion of the Fund may invest in fixed income-related derivatives including futures contracts and swap agreements.

The Hartford Global All-Asset Fund

PRINCIPAL INVESTMENT STRATEGY: The Fund seeks to achieve its investment objective by investing in a diverse portfolio of securities and other investments of issuers across a broad range of countries and asset categories. The Fund invests primarily in equity securities, fixed-income securities and certain other investments, including, but not limited to, currencies and commodity-related securities and derivative instruments (including futures contracts, options and swap agreements) as well as cash.  The Fund may from time to time seek to gain exposure to the commodity markets by investing up to 25% of its assets in a wholly owned subsidiary of the Fund formed in the Cayman Islands (the “Subsidiary”).  In connection with its investment in certain securities and derivative instruments, the Fund may hold cash or liquid securities that can be readily converted into cash.
The Fund will target an allocation of approximately 60% equity investments and 40% fixed income investments, with the allocation generally varying by no more than +/-20% around these weights.  The Fund's investment in shares of the Subsidiary is not counted for purposes of determining the Fund's equity allocation.  From time to time, the Fund may vary its target allocation in order to provide exposure to the investment returns of real assets that trade in the commodity markets.  Asset allocation decisions within these bands are at the discretion of the Fund’s sub-adviser, Wellington Management Company, LLP (“Wellington Management”), and are based on Wellington Management’s judgment of relative fundamental values, the attractiveness of investment opportunities within each asset category, macroeconomic trends, and expected future returns of other investment opportunities.

The Hartford Global Enhanced Dividend Fund

 PRINCIPAL INVESTMENT STRATEGY:  The Fund seeks to achieve its goal by taking long and short positions in domestic equity securities and foreign equity securities listed on U.S. exchanges, which can include American Depositary Receipts or “ADRs.” Dividend yield is a primary consideration in selecting stocks.  Under normal circumstances, the Fund invests at least 80% of its assets in dividend paying equity securities. The Fund will focus its investments on companies with market capitalizations similar to the Russell 3000 Index and a diverse selection of ADRs available across countries and sectors.  Under normal market conditions, the Fund’s investments in foreign companies will range from 40% to 70% of the Fund’s net assets (including investments in emerging market countries). The Fund will take long positions in equity securities that the sub-adviser, Hartford Investment Management (“Hartford Investment Management”), believes offer the potential for above average dividend yields and for attractive returns.  The Fund will sell short equity securities that Hartford Investment Management believes offer the potential for a below average dividend yield and which are likely to underperform.  The Fund will generally hold long positions equal to approximately 140% of the Fund’s net assets and short positions equal to approximately 40% of the Fund’s net assets.  However, the long and short positions held by the Fund may change as market conditions change. The Fund’s long positions may range from 100% to 150% of the Fund’s net assets and its short positions may range from 0% to 50% of its net assets.  The Fund seeks to enhance yield by using the proceeds from short sales to purchase additional equity securities that provide an above average dividend yield.  The Fund may engage in frequent and active trading of equity securities to achieve its investment objective.  The Fund may invest up to 25% of its assets in emerging market securities.

The Hartford Global Real Asset Fund

PRINCIPAL INVESTMENT STRATEGY:  The Fund seeks to achieve its investment objective by investing in a globally diverse mix of inflation-related equity investments (primarily from equity securities of natural resource companies), inflation-linked bonds (primarily U.S. Treasury Inflation-Protected Securities (TIPS)), and commodities.  The Fund will invest in securities denominated in both U.S. dollars and foreign currencies, including securities that are generally traded on foreign markets.  The Fund has the flexibility, as market conditions change, to shift assets among the asset classes.  The Fund may also seek commodity exposure through exchange traded funds, commodity-linked notes, and by investing up to 25% of its total assets in The Hartford Cayman Global Real Asset Fund, Ltd., a wholly owned subsidiary of the Fund formed in the Cayman Islands (the “Subsidiary”), which invests primarily in commodity-related instruments.  The Subsidiary (unlike the Fund) may invest without limit in commodity-related investments, including commodity-linked notes, exchange traded funds, and commodity-related derivative investments (including futures contracts, options and swap agreements).  In connection with its investment in certain securities and derivative instruments, the Fund may hold cash or liquid securities that can be readily converted into cash.  The Fund expects to invest its assets principally in investments that, in the judgment of the sub-adviser, are affected directly or indirectly by the level of and changes in the rate of inflation and, therefore, provide real returns (such assets are defined as “real assets”).  Real return is the rate of return after adjusting for inflation. These real assets include equity and fixed income securities and other instruments issued by or related to natural resource companies, certain types of inflation linked bonds, and commodity related investments and derivative instruments.  Under normal circumstances, the Fund will invest at least 80% of its assets (plus borrowings for investment purposes) in such asset categories.

The Fund will target an allocation of approximately 55% equity securities, 35% fixed income investments, and 10% commodity-related investments. Although the Fund has the flexibility to change this allocation significantly as market conditions change, the allocation will generally vary by no more than +/-15%.  The Fund's investment in shares of the Subsidiary is not counted for purposes of determining the Fund's equity allocation.  Asset allocation decisions within these bands are at the discretion of the Fund’s sub-adviser, Wellington Management Company, LLP (“Wellington Management”), and are based on Wellington Management’s judgment of the projected outlook for inflation, investment environment for financial assets, relative fundamental values, the attractiveness of each asset category, and expected future returns of each asset category.

The equity portion of the Fund will invest primarily in common stocks of companies involved in the natural resources sectors worldwide, including energy, metals and mining, agriculture/chemicals, and paper and forest products, and may invest across a broad range of market capitalizations. The equity portion of the Fund employs what is often called a “bottom-up” approach, which is the use of fundamental analysis to select specific securities from a variety of industries.  The equity portion of the Fund may invest without limit in securities of companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

The fixed income portion of the Fund will invest primarily in TIPS, which pay a real return plus the realized rate of inflation as measured by the consumer price index.  The fixed income portion of the Fund may additionally invest in other fixed income sectors including US government agency inflation-linked securities, US government and government agency nominal securities, inflation-linked corporate bonds, non-US dollar denominated inflation-linked securities, non-investment grade fixed income securities (also known as “junk bonds”) and emerging market inflation-linked securities, and may invest in fixed income-related derivatives.

Asset allocation decisions are actively managed and are based upon Wellington Management’s judgment of the relative attractiveness of each asset category.  The Fund normally has some portion of its assets invested in each asset category.  The Fund may utilize derivatives to manage portfolio risk and to replicate securities the fund could buy.  Such derivatives may include (but are not limited to) transactions designed to minimize the impact of currency movements on the Fund or to attain commodities exposure.  The Fund may trade securities actively.

The Hartford Inflation Plus Fund

PRINCIPAL INVESTMENT STRATEGY: The Fund seeks its goal by investing primarily in inflation-protected debt securities that the sub-adviser, Hartford Investment Management Company (“Hartford Investment Management”), considers to be attractive from a real yield perspective consistent with total return.  The Fund normally invests at least 65% of its net assets in U.S. dollar-denominated inflation-protected debt securities issued by the U.S. Treasury.  The Fund may also invest in inflation-protected debt securities issued by U.S. Government agencies and instrumentalities other than the U.S. Treasury and by other entities such as corporations and foreign governments.  The Fund will also opportunistically invest up to 35% of its net assets in other sectors, including, but not limited to, nominal treasury securities, corporate bonds, asset-backed securities, mortgage-related securities and commercial mortgage-backed securities.  The Fund normally invests at least 80% of its net assets in securities of “investment grade” quality.  The Fund may invest up to 35% of its net assets in securities of foreign issuers and non-dollar securities, including inflation-protected securities of foreign issuers.  The Fund may use derivatives, including forward currency contracts, futures and options and swap agreements to manage risk or for other investment purposes.  The Fund may also invest up to 15% of its total assets in bank loans or loan participation interests in secured or unsecured variable, fixed or floating rate loans to U.S. and foreign corporations, partnerships and other entities.  The Fund may trade securities actively.

The Hartford International Opportunities Fund

PRINCIPAL INVESTMENT STRATEGY: The Fund normally invests at least 65% of its assets in stocks issued by non-U.S. companies that trade in foreign markets that are generally considered to be well established.  The Fund diversifies its investments among a number of different countries throughout the world, with no limit on the amount of assets that may be invested in each country.  The securities in which the Fund invests are denominated in both U.S. dollars and foreign currencies and generally are traded in foreign markets.  The Fund may invest the greater of 25% or the weight of emerging markets in the Morgan Stanley Capital International All Country World ex US Index (“MSCI AC World ex US Index”) plus 10% of its assets in companies domiciled in emerging markets.  The Fund may invest in opportunities across the market capitalization spectrum, but under normal circumstances invests primarily in mid and large capitalization companies, resulting in a portfolio with market capitalization characteristics in the range of the MSCI AC World ex US Index.  The Fund may trade securities actively.  The sub-adviser, Wellington Management Company, LLP (“Wellington Management“), conducts fundamental research on individual companies to identify securities for purchase or sale.

Fundamental analysis of a company involves the assessment of such factors as its business environment, management quality, balance sheet, income statement, anticipated earnings, revenues and dividends, and other related measures and indicators of value. The Fund seeks to invest in companies with underappreciated assets, improving return on capital and/or stocks that it believes are mispriced by the market due to short-term issues. This proprietary research takes into account each company’s long-term history as well as Wellington Management’s analysts’ forward-looking estimates, and allows for a comparison of the intrinsic value of stocks on a global basis focusing on return on invested capital in conjunction with other valuation metrics. Portfolio construction is driven primarily by bottom-up stock selection, with region, country and sector weightings being secondary factors.

As of December 31, 2010, the range of market capitalizations of companies in the MSCI AC World ex US Index was between approximately $641 million and $285.8 billion.  The Fund may also invest in depositary receipts.

The Hartford International Small Company Fund

PRINCIPAL INVESTMENT STRATEGY. Under normal circumstances, the Fund invests at least 80% of its assets in equity securities, including non-dollar securities, of foreign small-capitalization companies.  The Fund diversifies its investments among a number of different countries throughout the world, with no limit on the amount of assets that may be invested in each country.  The Fund may trade securities actively.  The Fund’s investment approach is to invest in equity securities of foreign issuers that the sub-adviser, Wellington Management Company, LLP (“Wellington Management”), believes have significant potential for capital appreciation.

The Fund defines small capitalization companies as companies with a market capitalization within the range of the S&P EPAC SmallCap Index.  As of December 31, 2010 this range was approximately $49.8 million to $13.7 billion.  The Fund may invest up to 15% of its total assets in securities of companies that conduct their principal business activities in emerging markets or whose securities are traded principally on exchanges in emerging markets.

The Hartford Municipal Opportunities Fund

PRINCIPAL INVESTMENT STRATEGY: The Fund seeks to achieve its goal by investing in investment grade and non-investment grade municipal securities (known as “junk bond”) that the sub-adviser, Hartford Investment Management Company (“Hartford Investment Management”), considers to be attractive from a yield perspective while considering total return.  At least 80% of the Fund’s assets must be invested in municipal securities, and up to 100% of the Fund's securities may be invested in non-investment grade municipal securities.  The Fund may invest in securities that produce income subject to income tax, including the Alternative Minimum Tax.  The Fund may also utilize derivatives, including inverse floaters, to manage portfolio risk, to replicate securities the Fund could buy that are not currently available in the market or for other investment purposes.  The Fund may also invest in variable rate bonds known as “inverse floaters” which pay interest at rates that bear an inverse relationship to changes in short-term market interest rates.  The Fund will generally hold a diversified portfolio of investments across states and sectors, although the Fund is not required to invest in all states and sectors at all times.

The Hartford Strategic Income Fund

PRINCIPAL INVESTMENT STRATEGY: The Fund seeks to achieve its goal by investing primarily in domestic and foreign debt securities that the sub-adviser, Hartford Investment Management Company (“Hartford Investment Management”), considers to be attractive from a yield perspective while considering total return.  The Fund normally invests in non-investment grade debt securities (also known as “junk bonds”), highly rated securities and foreign securities, including those from emerging markets.  The Fund may invest in other asset classes of U.S. or foreign issuers, including, but not limited to, bank loans or loan participation interests in secured, second lien or unsecured variable, fixed or floating rate loans, convertible securities, preferred stock, and common stock.  The Fund may utilize derivatives including futures contracts and options, to manage portfolio risk, to replicate securities the Fund could buy that are not currently available in the market or for other investment purposes.  The Fund will generally hold a diversified portfolio of investments in various sectors, although the Fund is not required to invest in all sectors at all times and may invest 100% of its assets in one sector if conditions warrant.  The Fund may trade securities actively and may invest in debt securities of any maturity.

Non-investment grade debt securities are securities rated “Ba” or lower by Moody’s, “BB” or lower by S&P or “BB” or lower by Fitch, or securities which, if unrated, are determined by Hartford Investment Management to be of comparable quality.  Non-investment grade debt securities are commonly referred to as “high yield - high risk” or “junk bonds”.  Foreign securities are securities issued by foreign corporations or governments, including issuers located in emerging markets.  Highly rated securities include, but are not limited to, U.S. government securities, mortgages, asset-backed securities and commercial mortgage backed securities.

The overall investment approach of Hartford Investment Management’s team emphasizes security selection and maturity management.  The investment team uses what is sometimes referred to as top-down analysis to determine which securities may benefit or be harmed from current and future changes in the economy.  The investment team then selects individual securities to buy or sell which, from a yield perspective, appear either attractive or unattractive.

The Hartford Total Return Bond Fund

PRINCIPAL INVESTMENT STRATEGY: Under normal circumstances, the Fund invests at least 80% of its assets in bonds that the sub-adviser, Hartford Investment Management Company (“Hartford Investment Management”), considers to be attractive from a total return perspective along with current income.  The Fund normally invests at least 70% of its portfolio in investment grade debt securities and may invest up to 20% of its total assets in securities rated below investment grade (also known as “junk bonds”).  Debt securities in which the Fund may invest include asset-backed and mortgage-related securities.  The Fund normally invests at least 65% of its total assets in debt securities with a maturity of at least one year.  The Fund may also invest up to 15% of its total assets in bank loans or loan participation interests in secured or unsecured variable, fixed or floating rate loans to U.S. and foreign corporations, partnerships and other entities.  The Fund may utilize derivatives to manage portfolio risk or for other investment purposes.  The derivatives in which the Fund may invest include forward foreign currency contracts, futures and options, swap agreements and inverse floaters.  The fund may invest up to 15% of its total assets in preferred stocks, convertible securities, and securities accompanied by warrants to purchase equity securities. While the fund will not make direct purchases of common stock, from time to time the fund will hold positions in common stock as a result of certain events, such as among other things the exercise of conversion rights or warrants, as well as restructurings or bankruptcy plans of reorganization with respect to an issuer's securities held by the fund.  Additionally, the Fund may invest up to 30% of its total assets in debt securities of foreign issuers, including from emerging markets, and up to 10% of its total assets in non-dollar securities.  The Fund may trade securities actively.